Exhibit 99.1

Enzo Biochem, Inc.
527 Madison Avenue
New York, NY 10022

FOR IMMEDIATE RELEASE

ENZO BIOCHEM REPORTS STRONG FISCAL FIRST QUARTER RESULTS

Operating Earnings Growth in Life Sciences and Clinical Labs

NEW YORK, NY, December 9, 2014 – Enzo Biochem, Inc. (NYSE: ENZ) today reported strong operating results for the fiscal first quarter ended October 31, 2014.

Among the quarter’s highlights:

•	Total revenues increased 3% year over year; up 6%, excluding royalties and licensing fees.
•	Gross margins at Enzo Clinical Labs and Enzo Life Sciences increased 10% and 13%, respectively, year over year
•	Enzo Clinical Labs reports break even operating result ; Enzo Life Sciences operating income increases 18% year over year.
•	Total operating income (loss) unchanged from a year ago, despite higher legal expenses as expected given patent cases being heard and moving through discovery phase.
•	Cash on hand was $16.6 million at quarter end with working capital in excess of $15 million.

“The improved fiscal first quarter results reflected the transformative program we instituted to enhance operations,” said Barry Weiner, Enzo President. “Not so long ago we undertook a program to heighten efficiency, reduce costs, improve margins and emphasize more profitable product lines at Life Sciences, while increasing the availability of molecular diagnostics at Enzo Clinical Labs. Importantly, both operating segments achieved profitability, though a modest one at the Labs. Based on these results, it is evident the initiatives are working and that we are now moving towards more sustained operating results. Further work remains to be done, but Enzo is now well positioned to move forward with a stronger operating and financial base.

“In the meantime, we are aggressively moving the validation process for products based on our AmpiProbeTM technology. Once approved, AmpiProbe™ will enable Enzo to capitalize on the unique benefits of this highly efficient and cost effective multiplex molecular diagnostic platform, along with growing sales of related reagents. Cost of litigation, which we view as a valuable investment to preserve our IP estate, remains substantial given the progression of discovery and pretrial activities in the roughly dozen patent infringement cases in the Delaware and New York courts. From an operating viewpoint we continue to make good progress, delivering on positive operating results, and remain highly encouraged regarding our Company’s outlook.”

Operating Results

Revenues for the quarter amounted to $24.8 million, up approximately $700,000, or 3% from $23.1 million a year ago. Royalty and license fee income was $1 million, 38% below a year ago, the result of lower sales at our licensee. Gross margin improved to $11.0 million, from $10.6 million last year, with gross profit as a percentage of revenues unchanged at 44% in both periods. Overall operating expenses increased $500 thousand to $14.1 million, from $13.6 million a year ago largely due to increased litigation costs. Legal expenses amounted to $2.5 million, compared with $1.4 million, chiefly due to expenses related to various trials, including pre-hearing preparations for the Court of Appeals review requested by the plaintiff, Life Technologies, of the jury award to Enzo of over $60 million (oral presentations of which took place in early October), and certain litigation support expenses Enzo incurs in the Delaware cases where depositions have notably increased. The net loss amounted to ($3.7) million, or ($0.08) per fully diluted share, compared with the year earlier net loss of ($2.8) million, or ($0.07) per fully diluted share. Earnings before interest, taxes, depreciation and amortization (EBITDA), a non GAAP measure, was a negative ($2.6) million versus $1.6 million a year ago principally due to litigation costs and expenses.

Segment Results

Results at Enzo Clinical Labs benefited from several factors, including greater emphasis and use of molecular diagnostic testing and increased operating efficiencies from streamlining efforts and recently implemented process and operational enhancements. Revenues increased 6%, to a record $15.8 million, while cost of services year over year increased 4%, to $10.1 million. SG&A remained unchanged from a year ago, while the provision for uncollectible receivables was down roughly 37% from the prior year. Operating income was essentially breakeven, a $900,000 improvement compared to a year ago operating loss of approximately ($0.9) million, and EBITDA was a positive $0.4 million, compared to last year’s negative EBITDA of ($0.5) million.

Enzo Life Sciences product revenues continued to grow as a result of the increased focus on fewer but higher margin products, increasing 4%, to $8.0 million. Royalty and license fee income, which as noted previously is dependent on licensee sales, declined 38%, to $1 million. On a product only basis, Life Science gross margins increased to $4.3 million, from $3.8 million, and gross profit as a percent of revenues equaled 54%, vs. 50% a year ago. Operating income totaled $1.6 million, compared to operating income of $1.4 million in the prior year. Life Sciences’ EBITDA declined to $1.7 million, compared to $2.3 million, a year ago primarily due to lower royalties as noted above.

Conference Call

The Company will conduct a conference call Wednesday, December 10, 2014 at 8:30 AM ET. The call can be accessed by dialing 1-888-459-5609. International callers can dial 1-973-321-1024. Please reference PIN number 38814081. Interested parties may also listen over the Internet http://phoenix.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=94391&eventID=5176193. To listen to the live call on the Internet, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available approximately two hours after the end of the live call, through midnight (ET) on Wednesday, December 24, 2014.

The replay of the conference call can be accessed by dialing 1-800-585-8367, and when prompted, use PIN number 38814081. International callers can dial 1-404-537-3406, using the same PIN number.

NON-GAAP Financial Measures

To comply with Regulation G promulgated pursuant to the Sarbanes-Oxley Act, Enzo Biochem attached to this news release and will post to the Company’s investor relations web site (www.enzo.com) any reconciliation of differences between non-GAAP financial information that may be required in connection with issuing the Company’s quarterly financial results.

The Company uses EBITDA, as a measure of performance to demonstrate earnings exclusive of interest, taxes, depreciation and amortization. Adjustments to EBITDA are for items of a non-recurring nature and are reconciled on the table provided. The Company manages its business based on its operating cash flows. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses EBITDA as its primary management guide. Since an outside investor may base its evaluation of the Company’s performance based on the Company’s net loss not its cash flows, there is a limitation to the EBITDA measurement. EBITDA is not, and should not be considered, an alternative to net loss, loss from operations, or any other measure for determining operating performance of liquidity, as determined under accounting principles generally accepted in the United States (GAAP). The most directly comparable GAAP reference in the Company’s case is the removal of interest, taxes, depreciation and amortization.

We refer you to the tables attached to this press release which includes reconciliation tables of GAAP to Non-GAAP net income (loss) and EBITDA to Adjusted EBITDA.

About Enzo Biochem

Enzo Biochem is a pioneer in molecular diagnostics, leading the convergence of clinical laboratories, life sciences and therapeutics through the development of unique diagnostic platform technologies that provide numerous advantages over previous standards. A global company, Enzo Biochem utilizes cross-functional teams to develop and deploy products systems and services that meet the ever-changing and rapidly growing needs of health care both today and into the future. Underpinning Enzo Biochem’s products and technologies is a broad and deep intellectual property portfolio, with patent coverage across a number of key enabling technologies.

Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses are dependent on a number of factors outside of the control of the company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigations, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2014.

Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

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Contact:

For Enzo Biochem, Inc.

Steven Anreder		Michael Wachs
Anreder & Company		CEOcast, Inc.
212-532-3232		212-732-4300
steven.anreder@anreder.com	or	mwachs@ceocast.com

ENZO BIOCHEM, INC.

(in thousands, except per share data)

Selected operations data:

	Three months ended October 31,
	(unaudited)
	2014	2013
Revenues:
Clinical laboratory services	$15,822	$14,860
Product revenues	8,002	7,663
Royalty and license fee income	1,000	1,611
Total revenues	$24,824	$24,134
Gross profit	$10,999	$10,579
Gross profit %	44%	44%
Loss before income taxes	(3,606)	(2,724)
(Provision) for income taxes	(123)	(63)
Net loss	$(3,729)	$(2,787)
Basic and diluted loss per share	($0.08)	($0.07)
Weighted average shares outstanding - basic and diluted	44,564	41,057

Selected balance sheet data:

	October 31, 2014	July 31, 2014
Cash and cash equivalents	$16,591	$17,455
Working capital	$15,239	$15,771
Stockholders’ equity	$36,113	$36,950
Total assets	$62,619	$64,411

The following table presents a reconciliation of reported net income (loss) and basic and diluted earnings per share to non-GAAP net income (loss) and basic and diluted earnings per share for the three months ended October 31, 2014 and 2013, respectively.

ENZO BIOCHEM, INC.

Non-GAAP, Reconciliation Table

(Unaudited, in thousands, except per share data)

	Three months ended October 31,
	2014	2013

Reported GAAP net income (loss)	$(3,729)	$(2,787)
Adjusted for:
Legal settlements, net	—	—
Legal fees associated with settlements	—	—
Separation payments and accelerated stock compensation	—	—
Exit costs associated with contract terminations	—	—
Non-GAAP net income (loss)	$(3,729)	$(2,787)

Weighted Shares Outstanding
Basic and diluted	44,564	41,057
Basic and diluted earnings per share
Basic and diluted earnings per share GAAP	($0.08)	($0.07)
Basic and diluted earnings per share non-GAAP	($0.08)	($0.07)

The following table presents a reconciliation of reported net income (loss) for the three months ended October 31, 2014 and 2013, respectively.

ENZO BIOCHEM, INC.

Adjusted EBITDA, Reconciliation Table

(Unaudited, in thousands, except per share data)

	Three months ended October 31,
	2014	2013
GAAP net (loss)	$(3,729)	$(2,787)
Plus:
Depreciation and amortization	938	1,025
Interest expense	69	62
Provision for income taxes	123	63
EBITDA	$(2,599)	$(1,637)

Adjusted for:
Legal settlements, net	—	—
Legal fees associated with settlements	—	—
Separation payments and accelerated stock compensation	—	—
Exit costs associated with contract terminations	—	—

Adjusted EBITDA	$(2,599)	$(1,637)